Exhibit 24.1

Annual Report on Form 10-K for the fiscal year ended September 30, 2006 of
Little Sioux Corn Processors, LLC

POWER-OF-ATTORNEY

The undersigned, as a director of Little Sioux Corn Processors, LLC, an Iowa limited liability company (the “Company”), and/or, as applicable, as an officer of the Company, does hereby constitute and appoint each of Ron Wetherell and Myron Pingel to be his agent and attorney-in-fact, with the power to act fully hereunder and with full power of substitution to act in the name and on behalf of the undersigned, (i) to sign in the name and on behalf of the undersigned, as a director and/or officer of the Company, as applicable, and file with the Securities and Exchange Commission, an Annual Report on Form 10-K for the fiscal year ended September 30, 2006 for which the Company is required to file such an Annual Report, and any amendments or supplements thereto, and (ii) to execute and deliver any instruments, certificates or other documents which he shall deem necessary or proper in connection with the filing of such Annual Report on Form 10-K, and any such amendment or supplement thereto, and generally to act for and in the name of the undersigned with respect to each such filing as fully as could the undersigned if then personally present and acting. The foregoing Power-of-Attorney shall be in full force and effect for so long as the undersigned shall be a director or officer of the Company, as applicable, unless and until revoked as to an undersigned by written instrument delivered by him to the Secretary of the Company.

IN WITNESS WHEREOF, the undersigned has executed this Power-of-Attorney on December 19, 2006.

/s/ Vince Davis
Vince Davis, Director

/s/ Daryl Haack
Daryl Haack, Director

/s/ Doug Lansink
Doug Lansink, Director

/s/ Darrell Downs
Darrell Downs, Director

/s/ Verdell Johnson
Verdell Johnson, Director

/s/ Tim Ohlson
Tim Ohlson, Secretary and Director

/s/ Dale Arends
Dale Arends, Director